Exhibit - Calculation of Filing Fee Tables

CALCULATION OF FILING FEE TABLES

SC TO-I/A

(Form Type)

Federated Hermes Project and Trade Finance Tender Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$—		$153.10	$—
Fees Previously Paid	$44,573,589.23	(a)		$6,824.22	(b)
Total Transaction Valuation	$44,573,589.23
Total Fees Due for Filing				$6,824.22
Total Fees Previously Paid				$6,824.22
Total Fee Offsets				$—
Net Fee Due				$0.00
(a)

Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $6,824.22 was paid in connection with the filing of the Schedule TO by Federated Hermes Project and Trade Finance Tender Fund (File No. 005-89950) on February 21, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.10 per $1,000,000 of the Transaction Valuation.